Exhibit 99.2

University Health
Care, Inc., and
Subsidiaries
d/b/a Passport Health Plan
Consolidated Financial Statements as of
and for the Nine Months Ended
September 30, 2019 and 2018, and
Independent Accountant’s Review Report

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

Independent Accountant’s Review Report

To the Board of Directors
University Health Care, Inc. d/b/a Passport Health Plan and Subsidiaries

We have reviewed the accompanying consolidated financial statements of University Health Care, Inc. d/b/a Passport Health Plan and Subsidiaries, which comprise the consolidated balance sheets as of September 30, 2019 and 2018, and the related consolidated statements of operations, changes in net assets, and cash flows for the nine months then ended, and the related notes to the consolidated financial statements (“the consolidated financial statements”). A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the consolidated financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountant’s Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter with Respect to Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 20 to the consolidated financial statements, University Health Care, Inc. d/b/a Passport Health Plan has experienced current year operating losses and has stated that substantial doubt exists about its ability to continue as a going concern. For purposes of clarity, this doubt pertains to the ongoing operations of University Health Care, Inc. and does not pertain to the entity to which assets are being sold (Passport Health Plan, Inc. or Buyer). Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 20. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

/s/ MCM CPAs & Advisors LLP

Louisville, KY
February 20, 2020

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2019 AND 2018

	September 30, 2019	September 30, 2018
Assets - Held for Sale (See Note 21)

Current assets:
Current and cash equivalents	$91,306,686	$131,162,073
Marketable securities	45,481,364	132,296,534
Premiums receivable	10,300,000	11,523,300
Receivable from Department for Medicaid Services	—	6,280,103
Note receivable	16,475,150	—
Other receivables	6,370,637	12,530,434
Prepaid expenses	2,102,782	1,819,151
Total current assets	172,036,619	295,611,595

Land and construction in progress	19,200,000	13,594,118
Furniture and equipment, net	1,586,201	2,587,977
Marketable securities	117,703,119	123,678,981
Assets limited as to use	691,869	572,150
Total assets	$311,217,808	$436,044,821

Liabilities and Net Assets - Held for Sale (See Note 21)

Current liabilities:
Accrued medical expenses	$151,935,259	$162,933,362
Payable to Centers for Medicare & Medicaid	27,453	2,441,902
Construction and new market tax credit debt	24,118,495	500,000
Accounts payable and accrued expenses	30,622,203	40,021,999
Total current liabilities	206,703,410	205,897,263
Note payable - related party	40,736,666	—
Other liabilities	44,158	47,950
Total liabilities	247,484,234	205,945,213

Commitments and contingencies (notes 17 and 18)

Net assets - without donor restrictions	63,733,574	230,099,608

Total net assets	63,733,574	230,099,608
Total liabilities and net assets	$311,217,808	$436,044,821

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

	2019	2018
Revenues:
Premiums earned	$1,462,906,320	$1,476,165,700
Other income	984,141	80,657
Interest and dividend income	2,803,263	4,391,388
Realized investment gains (losses), net
Impairment of land and construction in progress	(13,238,285)	—
Realized gains from sale of investments, net	32,044,145	1,603,409
Total realized investment gains, net	18,805,860	1,603,409
Total revenues	1,485,499,584	1,482,241,154

Expenses:
Medical expenses:
Purchased medical services, net	1,234,036,245	1,250,812,694
Capitation and other services	174,825,346	107,571,648
Total medical expenses	1,408,861,591	1,358,384,342

Administrative expenses:
Purchased services	90,433,580	97,450,801
Salaries and benefits	12,707,088	13,695,558
Department of Medicaid Services 1% assessment	14,374,145	14,559,886
Other administrative and general	18,490,335	14,676,274
Depreciation and amortization	766,134	773,028
Total administrative expenses	136,771,282	141,155,547

Premium deficiency reserve	(47,415,290)	—
Total expenses	1,498,217,583	1,499,539,889

Net operating loss	(12,717,999)	(17,298,735)

Other non-operating changes in net assets:
Change in net assets with donor restrictions	(36,003)	—
Change in interest rate swap valuation	863,309	—
Change in unrealized gains on investments, net	(25,994,329)	17,963,641

(Decrease) increase in net assets	$(37,885,022)	$664,906

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

	2019	2018
Net assets - without donor restriction
Net operating loss - nine months ended	$(12,717,999)	$(17,298,735)
Change in interest rate swap valuation	863,309	—
Change in unrealized gains on investments, net	(25,994,329)	17,963,641
(Decrease) increase in net assets - without donor restrictions	(37,849,019)	664,906

Change in net assets with donor restrictions	(36,003)	—

Net assets, January 1	101,618,594	229,434,702
Net assets, September 30	$63,733,572	$230,099,608

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

	2019	2018
Cash flows from operating activities
(Decrease) increase in net assets - without donor restrictions	$(37,849,019)	$664,906
Decrease in net asssets - with donor restrictions	(36,003)	—
Adjustments to reconcile decrease in net assets - without donor restriction to net cash used in operating activities:
Net realized gains on sales of marketable securities	(32,044,145)	(1,603,409)
Impairment of land and construction in progress	13,238,285	—
Amortization of bond discounts or premium	567,930	530,899
Depreciation and amortization	766,134	773,028
Write off of deferred financing costs	1,385,803	—
Change in fair value of interest rate swap	(863,309)	—
Unrealized loss (gain) on investments, net	25,838,241	(18,009,426)
Changes in assets and liabilities:
Premiums receivable	1,223,100	(14,900)
Other receivables	4,615,445	3,047,827
Prepaid expenses	(246,224)	(769,095)
Accrued medical expenses	(9,919,685)	(37,064,542)
Premium deficiency reserve	(47,415,290)	—
Accounts payable and accrued expenses	(9,990,710)	3,682,274
Payable to Department for Medicaid Services	(8,199,217)	(1,264,045)
Other liabilities	(3,851)	8,120
Total adjustments	(61,047,493)	(50,683,270)
Net cash used in operating activities	(98,932,519)	(5,018,363)

Cash flows from investing activities:
Capital expenditures	(12,268,606)	(6,775,577)
Purchase of marketable securities	(148,024,265)	(50,236,786)
Proceeds from sale or maturity of marketable securities	226,302,082	50,542,921
Net cash provided by (used in) investing activities	66,009,211	(6,469,442)

Cash flows from financing activities
Construction and new market tax credit debt	—	500,000
Repayment of construction and new tax market credit debt	(17,031,294)	—
CMS and DMS funds administered	4,735,586	477,067
Issuance of note payable including accrued interest, related party	40,736,666	—
Net cash provided by financing activities	28,440,958	977,067
Net decrease in cash and cash equivalents	(4,482,350)	(55,510,738)
Cash and cash equivalents:
Beginning of the period	95,789,036	186,672,811
End of the period	$91,306,686	$131,162,073

Cash paid for interest	$223,553	$—
The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019 AND 2018

(1)	Organization and Description of Business
University Health Care, Inc. (UHC), doing business as “Passport Health Plan,” is a non-stock, not‑for‑profit corporation created and operated under the laws of the Commonwealth of Kentucky. UHC is a licensed health maintenance organization (HMO) that administers a prepaid health care program for the benefit of Medicaid enrollees through a contract with the Commonwealth of Kentucky’s Department for Medicaid Services (DMS). Effective January 1, 2016, UHC entered into a risk-based contract with the Centers for Medicare and Medicaid Services (CMS) to provide prepaid health care services, including Medicare Part D prescription drug coverage, to eligible Medicare enrollees through UHC’s Medicare Advantage Special Needs Plan (MA-SNP).  The plan is offered in 16 counties in Kentucky.
On February 1, 2016, UHC entered into a strategic alliance with Evolent Health (Evolent) to create The Medicaid Center of Excellence in Louisville, Kentucky.  The Medicaid Center of Excellence is the first of its kind in the country.  It combines UHC’s expertise in Medicaid managed care with Evolent’s industry leading technology and operations to offer centralized services for provider-led Medicaid health plans nationwide.  Under the terms of the agreement, UHC transferred certain assets, employees and business functions to Evolent in exchange for Evolent common stock valued at $15 million and entered into a servicing agreement whereby Evolent provides clinical and operational services to UHC for both the Medicaid and Medicare contracts, in exchange for a monthly fee (Note 12).  Additionally, during the first 6 years of the agreement, UHC will receive shares of Evolent common stock valued at $1 million for each $10 million of Evolent’s recurring revenue for providing Medicaid plan services to new clients outside Kentucky, up to a maximum earn-out of $10 million.
During 2017, UHC established Passport Health Plan Foundation, Inc. (the Foundation) whose mission is to improve the health and quality of life of underserved communities through innovative partnerships that promote well-being and improved access to health services. During 2019, the Foundation became inactive and is essentially dormant.
During 2017, UHC established Passport Health Solutions LLC, (PHS I) a wholly-owned subsidiary. This entity includes financial transactions related to phase one of the establishment of a new corporate office headquarters and health and well-being campus in West Louisville.
During 2018, UHC established Passport Health Solutions Two, LLC, (PHS II) a wholly-owned subsidiary. This entity includes financial transactions related to phase two of the establishment of the health and well-being campus in West Louisville.
The consolidated financial statements include all the financial transactions for UHC, the Foundation, PHS I and PHS II. All intercompany balances have been eliminated in consolidation.
Pharmacy benefit management services for Medicaid members are provided to UHC by CaremarkPCS Health, LLC (CVS) through a contract administered by Evolent effective September 1, 2016 (Note 12).
Evolent provides clinical, medical, and provider services to UHC under a contract which expires December 15, 2025. Effective October 1, 2017, Evolent also provides administrative services including Medicaid claims processing, enrollment services, and information technology (Note 12).
Behavioral health benefit management services for Medicaid members are provided to UHC by Beacon Health Strategies, LLC (Beacon) through a fully capitated arrangement (Note 12).

Dental and vision benefit management services for Medicaid members are provided to UHC by Avesis Third Party Administrators Inc. (Avesis) through a fully capitated arrangement effective July 1, 2016 for dental and September 1, 2019 for vision (Note 12). Prior to the vision contract with Avesis, those services were provided by Superior Vision.
Effective July 1, 2018 UHC subcontracts certain administrative services related to the MA-SNP program to TMG Health (TMG) (Note 12). These administrative services include claims processing, enrollment services, and information technology. Prior to that date UHC contracted with DST Health Solutions who continued to provide run-out services through December 31, 2018.
Pharmacy benefit management services for MA-SNP members are provided to UHC by CVS through a contract administered by Evolent effective January 1, 2017 (Note 12).
Oncology and cardiology benefit management services for Medicaid members are provided to UHC by New Century Health (NCH) through a fully capitated arrangement effective August 1, 2019.
UHC subcontracts utilization and case management services for the MA-SNP program to Health Integrated, Inc. (Note 12). Effective, January 1, 2019 these administrative services will be provided by Evolent.
Care Enroll, Inc. provides member premium billing and payment process services to UHC for its assigned members of a proposed Medicaid Waiver Program within the state of Kentucky (Note 12).
The sponsors of UHC, all of which are Kentucky not-for-profit corporations, are as follows: University of Louisville Physicians, Inc. (ULP) (51.3% sponsorship); Norton Healthcare, Inc. (Norton) (12.9% sponsorship); Jewish Heritage Fund for Excellence, Inc. (Jewish) (12.9% sponsorship); University Medical Center, Inc. (UMC) (12.5% sponsorship); and Louisville Primary Care Association (Primary Care) (10.4% sponsorship) (collectively referred to as the Original Sponsors) (Note 19).
On May 28, 2019, the Board of Directors of UHC authorized the sale of UHC to Passport Health Plan, Inc. (f/k/a Justify Holdings, Inc.), a subsidiary of Evolent (PHP or the Buyer) under an Asset Purchase Agreement (the Acquisition).  In consideration for the net assets purchased, the Buyer paid $70,000,000 cash consideration and issued 30% ownership interests of its common stock to the Original Sponsors.  While Evolent will be the majority owner of the Buyer, the Original Sponsors will maintain significant voting interests on the Board of Directors of the Buyer.  The Acquisition was effective December 30, 2019 (see Note 19).

(2)	Business Concentration
UHC’s premium revenues for the periods ended September 30, 2019 and 2018 are comprised of revenue received from DMS and CMS. UHC’s contract with DMS expired on June 30, 2019, but has been renewed through June 30, 2020. UHC’s contract with CMS expired on December 31, 2019, but has been renewed through December 31, 2020. Management expects to reach agreement for new contracts with both parties although there can be no assurance that such agreements can be reached.
Certain risks and uncertainties are inherent to UHC’s day-to-day operations as an HMO. The more significant of these risk and uncertainties, as well as UHC’s methods for mitigating, quantifying, and minimizing such, are presented throughout the notes to the consolidated financial statements.

(3)	Summary of Significant Accounting Policies
Basis of Accounting
The accompanying consolidated financial statements of UHC have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP), as established by the FASB Accounting Standards Codification (ASC).

Cash and Cash Equivalents
UHC considers all highly liquid temporary investments with original maturities of three months or less to be cash equivalents. UHC maintains a bank account with a required minimum balance of $50,000 at September 30, 2019 and 2018. Cash equivalents totaled $3,786,872 and $4,346,709 at September 30, 2019 and 2018, respectively. At various times throughout the period, UHC maintained balances in excess of federally insured limits.
Marketable Securities
Investments in marketable equities with readily determinable fair values and investments in debt securities are recorded at fair value, as determined based on methods and assumptions described more fully in Note 6. All categories of securities are classified as available-for-sale. Unrealized holding gains and losses are reported on the statements of operations and statements of changes in net assets as a change in net assets - without donor restrictions. Realized gains and losses on the sale of investments are determined on a specific identification basis as of the trade date. Interest and dividend income is recognized when earned.
An invested asset is considered impaired when its fair value declines below cost. UHC accounts for impaired investments in accordance with ASC 320-10-65-1, which states that a fixed maturity security is other-than-temporarily impaired if the present value of future cash flows expected to be collected from the security is less than the amortized cost of the security or where UHC intends to sell or more-likely-than-not will be required to sell the security prior to recovering the security’s amortized cost basis. Equity securities are other-than-temporarily impaired when it becomes apparent that UHC will not recover its cost over a reasonable period of time.  Factors considered in determining whether a credit loss exists and over what period of time the security is expected to recover include the length of time and the extent to which fair value has been below cost, adverse conditions specifically related to the security, the industry or the geographic area, the financial condition and near-term prospects of the issuer, analysis and guidance provided by rating agencies and analysts, and changes in fair value subsequent to the balance sheet date.
When UHC determines that an other-than-temporary impairment loss exists for an equity security or for a fixed maturity security that UHC intends to sell or more-likely-than-not will be required to sell prior to recovering the security’s amortized cost basis, the cost basis of the security is written down to fair value, and the total amount of the impairment is included in operations as a realized investment loss.
When UHC determines that an other-than-temporary impairment loss exists for a fixed maturity security and UHC does not intend to sell the security and it is not more-likely-than-not that UHC will be required to sell the security prior to recovering the security’s amortized cost basis, the portion of the total impairment that is attributable to the credit loss is recognized in operations as a realized investment loss, and the cost basis of the security is reduced by the amount of the credit related impairment. The non-credit related component of the impairment loss is included within unrealized gains (losses) on investments in the statement of operations.
UHC may, from time to time, sell invested assets subsequent to the balance sheet date that were considered temporarily impaired at the balance sheet date. Such sales are generally due to events occurring subsequent to the balance sheet date that result in a change in UHC’s intent or requirement to sell the invested asset. The types of events that may result in a sale include significant changes in the economic facts and circumstances related to the invested asset, significant unforeseen changes in UHC’s liquidity needs, or changes in the regulatory environment.
Fair Value of Financial Instruments
ASC 820-10, Fair Value Measurements and Disclosures, provides enhanced guidance for using fair value to measure assets and liabilities. It does not require any new fair value measurements, but does require expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. ASC 820-10 establishes a fair value hierarchy to increase consistency and comparability in fair value measurements and disclosures. The hierarchy is based on the inputs used in valuation and gives the highest priority to unadjusted quoted prices in active markets.

ASC 820-10-35-51 provides additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and sets forth additional disclosure requirements. ASC 820-10-35-51 also includes guidance on identifying circumstances that indicate a transaction is not orderly.
Derivative Instruments
UHC takes positions from time to time in certain derivative financial instruments to increase investment returns, to eliminate the impact of changes in interest rates, and to protect adverse movements in fair values of investments. Financial instruments used for such purposes include put and call options, interest rate swaps, and futures contracts.
To qualify for hedge accounting under ASC 815, at the inception of the hedging relationship, UHC formally documents its risk management objective and strategy for undertaking the hedging transactions, as well as its designation of the hedge as either (i) a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment (“cash flow hedge”); or (ii) a hedge of a new investment in foreign operation. A derivative designated as a hedging instrument must be highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and throughout the life of the hedging relationship.
UHC discontinues hedge accounting prospectively when (i) it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; (iii) it is no longer probable that the forecasted transaction will occur; (iv) a hedged firm commitment no longer meets the definition of a firm commitment; (v) UHC removes the designation of the hedge; or (vi) the derivative is deemed to be impaired.
When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the fair value or cash flows of a hedged item, the derivative is carried as an asset or liability, at its fair value, with changes in fair value recognized in “Other Nonoperating Changes in Net Assets” on the consolidated statements of operations.
Upon termination of a derivative that qualified for hedge accounting, the gain or loss is reflected as an adjustment to the basis of the hedged item and is recognized in income consistent with the hedged item. If the hedged item is sold, the gain or loss on the derivative is realized but is subject to the interest maintenance reserve. To the extent UHC chooses not to designate it derivatives for hedge accounting or its designated derivatives no longer meet the criteria of an effective hedge, the derivatives are carried at fair value with changes in their fair value included in the “Other Nonoperating Changes in Net Assets” on the consolidated statements of operations.
Futures contracts are commitments to purchase or deliver securities in the future at a predetermined price or yield, and are usually settled in cash.
Assets Limited as to Use
The Kentucky Department of Insurance requires each full service HMO to maintain a security deposit of at least $500,000. In accordance with this requirement, UHC holds a U.S. Treasury Note and a money market account. These marketable securities are held in trust at a financial institution and are classified as assets limited as to use in the accompanying balance sheets.
Land and Construction in Progress
Land is stated at cost and represents parcels of property purchased for the future UHC corporate headquarters and health and well-being campus in West Louisville. The expenditures associated with the construction cost are stated at cost and are being capitalized as construction in progress until such time the headquarters are complete and put into service.
Furniture and Equipment

Furniture and equipment are stated at cost, net of accumulated depreciation and amortization. The capitalization threshold is $1,000 with the exception of laptop and desktop personal computers that individually may cost less than $1,000 but are capitalized. Similar assets purchased in bulk may also be capitalized as a group even if individual assets do not meet the minimum dollar threshold for capitalization. When property and equipment are retired or otherwise disposed of, cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations. Depreciation is computed using the straight-line method, half-year convention, over the estimated useful life of the asset, which ranges from three to seven years.
Furniture and Equipment            7 Years
Computer Hardware                3 Years
Software                    3 Years
Leasehold improvements are amortized on a straight line basis over the shorter of the lease term or estimated useful life of the asset. Maintenance and repairs are charged to operations when incurred.
Long-Lived Assets
Long lived assets, such as furniture and equipment subject to depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long lived asset or asset group be tested for possible impairment, UHC first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value.
During 2019, UHC put an indefinite hold on construction of its future corporate headquarters and health and well-being campus in West Louisville.  As a result of this and other facts and circumstances, the value of the land and construction in progress was deemed to be impaired.  Independent appraisals were obtained and as a result of the valuation studies, the book value of the land and construction in process were impaired by $3,657,228 and $9,581,056, respectively for the periods ended September 30, 2019 and 2018. These amounts are included in realized investment gains, net on the accompanying consolidated statements of operations.
Premium Revenues
UHC records premium revenues based on membership records and premium rates for each membership category. Premiums are due monthly and are recognized as revenue in the period in which UHC is obligated to provide service to members.
DMS and CMS make payments to UHC based on estimates of membership case mix as defined in the respective contracts. To the extent that these premium payments differ from recorded revenue, the amount of the difference is recorded as either unearned premium or a premium receivable until such time that the differences are resolved.
Effective July 1, 2015, the DMS contract included a provision where a 1% assessment of capitation revenue paid to UHC would be refunded to DMS on an annual basis. The 1% assessment is recorded as a charge to administrative expense each month establishing a corresponding liability, included in accounts payable and accrued expenses, to be paid in the following calendar year. The DMS 1% assessment was $14,374,145 and $14,559,886 for the periods ended September 30, 2019 and 2018, respectively.
UHC’s contract with CMS contains a risk-sharing arrangement. This risk-sharing arrangement provides a risk corridor whereby the premiums received from CMS are compared to actual drug cost incurred during the contract period. If actual drug costs incurred vary from premiums received by an amount greater than a predetermined threshold, a receivable or payable is recorded as an adjustment to premium revenue.

Other Income
Other income in 2019 of $984,141 included $853,913 of Evolent common stock in connection with the administrative services agreement and $5,749 from donations received by the Foundation. An additional $124,479 relates to accrued interest from a note receivable. Other income in 2018 of $80,657 included $65,000 of Lucina Health, Inc. common stock obtained by UHC in connection with services provided for under a Development and Master Services Agreement and $15,657 from donations received by the Foundation.
Medical Expenses and Related Liabilities
Medical expenses include capitation payments for primary care physicians, vision, behavioral health, oncology, cardiology, and dental benefits. All other medical expenses are paid on a fee-for-service basis based upon contracted rates with providers as well as prescription drug costs, net of rebates. Rebates are recognized when earned, according to the contractual arrangements with the drug manufacturer. UHC maintains reinsurance for medical expenses with commercial carriers that is more fully described in Note 15.
Accrued medical expenses includes medical expenses billed and not paid and an estimate for costs incurred but not reported, which is actuarially determined. Actuarial estimates are based upon authorized healthcare services, past claims payment experience, patient census and other factors. To estimate the required claims incurred but not reported reserves, UHC uses the triangulation method. The method of triangulation makes estimates of completion factors, which are then applied to the total paid claims net of coordination of benefits to date for each incurral month. This provides an estimate of the total projected incurred claims and total amount outstanding or claims incurred but not reported. Consideration is also given to changes in turnaround time and claim processing, which may impact completion factors.
For the most current dates of service where there is insufficient paid claim data to rely solely on the completion factor method, UHC examines cost and utilization trends as well as plan changes, provider contracts, membership changes, and historical seasonal patterns to estimate the reserve required for these months. While UHC believes the accrual for medical expenses is adequate, actual results could differ from such estimates.
Premium Deficiency Reserve
The current contract with DMS to provide Medicaid services covers the period of July 1, 2019 - June 30, 2020. At September 30, 2019 management has determined the contracted premium rates from DMS to be sufficient to provide for estimated medical and administrative expenses related to this contract period. Previously, UHC had recorded a premium deficiency reserve of $47,415,290 at December 31, 2018 which represented the expected underwriting losses through June 30, 2019. The estimated PDR at December 31, 2018 reversed during the first six months of 2019 as actual operating results were recognized. Due to the Medicare Advantage contract with CMS ending December 31, 2018 there is no premium deficiency for the CMS contract. Anticipated investment income was utilized in the calculation of a premium deficiency reserve.
Risk Corridor Reserve
During March 2010, the President of the United States signed the “Patient Protection and Affordable Care Act” and related “Reconciliation Act of 2010” into law. This is commonly known as the “Affordable Care Act” (ACA). This legislation took effect over a four-year period and includes provisions related to coverage, eligibility, Medicaid expansion and for a new sales distribution model (state healthcare exchanges). In addition, the legislation encompasses certain new taxes and fees. Under the new law, Kentucky elected to expand Medicaid eligibility starting in 2014. UHC participated in this expansion.
UHC had established a $6,280,103 receivable representing an estimate of additional revenue due from DMS for the period of January 1, 2016 - June 30, 2016 associated with the Affordable Care Act (ACA) expansion population due to exceeding the ninety-two percent higher end corridor boundary. This amount was received in full during June 2019. The DMS contracts for the periods ending June 30, 2018, June 30, 2019, and June 30, 2020 have a provision requiring a refund of revenue should the overall medical loss ratio for these periods fall below ninety percent. At this time management believes the medical loss ratio for these periods of time will exceed the ninety percent threshold. The reserve estimates were calculated using a risk corridor medical loss ratio methodology.
Also, as of September 30, 2019, UHC had established a $2,711,977 payable representing a refund of revenue to the Centers for Medicare and Medicaid Services associated with the 2018 Part D settlement. A $2,684,523 receivable is established at September 30, 2019, representing an estimated receipt from the Center for Medicare and Medicaid Services associated with the 2019 Part D settlement. These amounts are shown net as a liability on the accompanying consolidated balance sheets. As of September 30, 2018, UHC had established a $464,830 payable representing an estimated refund of revenue to the Centers for Medicare and Medicaid Services associated with the 2018 Part D settlement. The estimate for 2018 accrued Part D settlement payable as of September 30, 2018 was $713,027.
Department for Medicaid Services Payable
On February 1, 2019, UHC was notified by DMS that additional amounts were due to providers as well as back to DMS. These amounts represent supplemental payment funds paid to UHC in excess of the amounts originally required by DMS. An additional payment of $2,227,575 was paid to DMS and $5,430,595 was paid to various providers during March 2019.
Advertising
Advertising costs are expensed as incurred. In an effort to expand UHC’s brand recognition and membership base, advertising costs of $1,320,835 and $1,797,292 were incurred for the periods ended September 30, 2019 and 2018, respectively.
Income Taxes
UHC is a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code. Accordingly, no income tax provision has been recorded by UHC for the current period. Management believes that UHC has continued to meet the eligibility requirements set forth in the above referenced Internal Revenue Code and has therefore continued to qualify as a tax-exempt organization as of September 30, 2019. UHC did not have asserted and unsettled or unasserted income tax contingencies during the periods ended September 30, 2019 and 2018. UHC did not recognize any benefits or provisions from uncertain tax positions during the periods ended September 30, 2019 and 2018.
Net Assets
Net assets without donor restrictions are those that are available for the support of operations and whose use is not externally restricted, although their use may be limited by other factors such as by contract or board designation. Net assets with donor restrictions are those for which use has been limited by donors to a specific time period or purpose. The only net assets with donor restrictions are associated with the Passport Health Plan Foundation, which is currently inactive.
Changes in Net Assets
The consolidated statements of operations include net operating loss. Changes in net assets that are excluded from net operating loss include unrealized gains and losses on investments and change in the fair value of interest rate swaps. All changes in net assets are without donor restriction unless otherwise specified.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Some of the more significant estimates include accrued medical expenses, premium deficiency reserves, risk corridor reserves, and retroactive premiums receivable. Actual results could differ from those estimates.

Liquidity
As a business-oriented not-for-profit that is not solely dependent on donor contributions, the capital needs of UHC and operating budgets are coordinated so that anticipated cash needs are provided by current cash flow from operations, supplemented from time to time by debt financing. Included within current assets on the consolidated balance sheets are financial assets available for general expenditure within one year of September 30, 2019, and include cash and cash equivalents, marketable securities, premiums and other receivables, receivable from the Department for Medicaid Services, and prepaid expenses. See additional information with respect to these financial assets in Note 3 and Note 4. As part of UHC’s management of liquidity, certain cash in excess of operating requirements for general expenditures is transferred to long term marketable securities. UHC’s long-term marketable securities contain various investments that can be drawn upon, if necessary, to meet liquidity needs of UHC within the next fiscal year. See Notes 4 and 6 for additional information as it relates to marketable securities classified as long term.
Regulation
UHC is regulated by the Kentucky Department of Insurance and prepares its statutory financial statements in accordance with accounting principles and practices prescribed and permitted by the Commonwealth of Kentucky. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and a variety of other NAIC publications.
Financial statements prepared for the Kentucky Department of Insurance in accordance with statutory accounting practices differ from the financial statements prepared in accordance with GAAP. The principal differences are (1) certain assets, such as accounts receivable from non-governmental entities greater than 90 days old and prepaid expenses, are excluded from the statutory balance sheet and (2) debt securities are carried at amortized cost, not fair value as required under GAAP. As a result of the foregoing, statutory net worth at September 30, 2019 and 2018 is $92,039,918 and $208,569,972, respectively. Statutory net income (loss) was $1,639,724 and $(31,475,271) for the periods ending September 30, 2019 and 2018, respectively.
Under applicable Kentucky state laws and regulations, UHC is required to maintain the greater of a minimum net worth of $1,250,000, determined in accordance with statutory accounting practices, or the minimum capital requirements as calculated by the risk-based capital (RBC) calculation. The RBC requirements are designed to measure the acceptable amount of capital an insurer should have based on the inherent specific risks to each insurer. Within certain ratio ranges, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action, ranging from requiring insurers to submit a comprehensive plan to the state insurance commissioner to requiring the state insurance commissioner to place the insurer under regulatory control. At September 30, 2019 and 2018, UHC’s statutory net worth exceeds that required by the RBC calculation for health insurers in Kentucky.
Recent Accounting Pronouncements
In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses. The amendments mitigate transition complexity by requiring entities other than public business entities, including not-for-profit organizations and certain employee benefit plans, to implement the credit losses standard issued in 2016, for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This aligns the implementation date for their annual financial statements with the implementation date for their interim financial statements. The guidance also clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but rather, should be accounted for in accordance with the leases standard.
The effective date and transition requirements are the same as the effective dates and transition requirements in the credit losses standard, as amended by the new ASU.

In October 2018, the FASB issued ASU No. 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting. In the United States, eligible benchmark interest rates under Topic 815 are interest rates on direct Treasury obligations of the U.S. government (UST), the London Interbank Offered Rate (LIBOR) swap rate, and the Overnight Index Swap (OIS) Rate based on the Fed Funds Effective Rate. When the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, in August 2017, it introduced the Securities Industry and Financial Markets Association (SIFMA) Municipal Swap Rate as the fourth permissible U.S. benchmark rate.
The new ASU adds the OIS rate based on SOFR as a U.S. benchmark interest rate to facilitate the LIBOR to SOFR transition and provide sufficient lead time for entities to prepare for changes to interest rate risk hedging strategies for both risk management and hedge accounting purposes.
The amendments will be effective concurrently with ASU 2017-12, which is for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted in any interim period upon issuance of this ASU if the organization already has adopted ASU 2017-12.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. These amendments remove the disclosure requirements in Topic 820 as follows: 1) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; 2) the policy for timing of transfers between levels; 3) the valuation processes for Level 3 fair value measurements; and 4) for nonpublic entities, the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements held at the end of the reporting period.
These amendments modify the disclosure requirements in Topic 820 as follows: 1) in lieu of a roll forward for Level 3 fair value measurements, a nonpublic entity is required to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities; 2) for investments in certain entities that calculate net asset value, an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly; and 3) the amendments clarify that the measurement uncertainty disclosure is to communicate information about the uncertainty in measurement as of the reporting date.
These amendments add the disclosure requirements in Topic 820 as follows: 1) the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period; and 2) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements.
For all entities, amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date.
In June 2018, the FASB issued ASU No. 2018-08, Not-for-Profit Entities (Topic 958): Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made. These amendments clarify and improve the scope and accounting guidance around contributions of cash and other assets received and made by not-for-profit organizations (NFPs) and business enterprises. The ASU clarifies and improves current guidance about whether a transfer of assets, or the reduction, settlement, or cancellation of liabilities, is a contribution or an exchange transaction. It provides criteria for determining whether the resource provider is receiving commensurate value in return for the resources transferred which, depending on the outcome, determines whether the organization follows contribution guidance or exchange transaction guidance in the revenue recognition and other applicable standards. It also provides a more robust framework for determining whether a contribution is conditional or unconditional, and for distinguishing a donor-imposed condition from a donor-imposed restriction.
This guidance is effective for transactions in which the entity serves as a resource recipient to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019.
This guidance is effective for transactions in which the entity serves as the resource provider to annual periods beginning after December 15, 2019, and interim periods within those annual periods beginning after December 15, 2020. Early adoption is permitted.
In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. These amendments refine and expand hedge accounting for both financial (e.g., interest rate) and commodity risks. Its provisions create more transparency around how economic results are presented, both on the face of the financial statements and in the footnotes. It also makes certain targeted improvements to simplify the application of hedge accounting guidance. This guidance is effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2021. Early adoption, including adoption in an interim period, is permitted. If an entity early adopts in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period (i.e., the initial application date).
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new guidance requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. As a result a) many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses; b) the new guidance also applies to the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. In November 2019, the FASB issued ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses. This ASU clarifies guidance around how to report expected recoveries. “Expected recoveries” describes a situation in which an organization recognizes a full or partial writeoff of the amortized cost basis of a financial asset, but then later determines that the amount written off, or a portion of that amount, will in fact be recovered. This ASU permits organizations to record expected recoveries on PCD assets. In addition to other narrow technical improvements, the ASU also reinforces existing guidance that prohibits organizations from recording negative allowances for available-for-sale debt securities. The new guidance is effective for fiscal years beginning after December 15, 2022, with early application permitted for fiscal years beginning after December 15, 2019. Management is currently evaluating the impact of this guidance on the financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The updated guidance provides new requirements for leases to be recognized in the financial statements. In general, the guidance requires the lessee to recognize liabilities on the balance sheet for the obligation to make lease payments and an asset for the right to use the underlying assets for the lease term. There is a differentiation between finance leases and operating leases for the lessee in the statements of operations and cash flows. Finance leases recognize interest on the lease liability separately from the right to use the asset whereas an operating lease recognizes a single lease cost allocated over the lease term on a generally straight-line basis. All cash payments are within operating activities in the statement of cash flows except finance leases classify repayments of the principal portion of the lease liability within financing activities. The updated guidance is to be applied using a modified retrospective approach effective for annual and interim periods beginning after December 15, 2020. Early adoption is permitted. Management intends to adopt this guidance upon the effective date listed and is currently evaluating the related impact on the financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance makes targeted improvements to the recognition and measurement of financial instruments by a) requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; b) requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and c) eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities (among others deemed not applicable to UHC). The new guidance is effective for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. Management intends to adopt this guidance upon the effective date listed and is currently evaluating the related impact on the financial statements.
In March 2017, the FASB issued ASU No. 2017-08, Receivables Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities. The amendments shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The updated guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. If an entity early adopts in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments should be applied on a modified retrospective basis, with a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. UHC management intends to adopt the guidance on the effective date and it is not expected to have a material impact on the financial statements.
In May 2014, the FASB updated its guidance related to ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The objective of this update (and other related following updates) is to improve the reporting of revenue by providing a more robust framework for addressing revenue issues and improved disclosure requirements. Current revenue recognition guidance in U.S. generally accepted accounting principles is comprised of broad revenue recognition concepts together with numerous revenue requirements for particular industries or transactions, which sometimes result in different accounting for economically similar transactions. For the Company, this guidance is to be applied retrospectively to annual and interim reporting periods beginning after December 15, 2018. UHC has adopted this guidance as of January 1, 2019. Since premium revenue from insurance contracts is excluded and UHC has no other revenue items that are covered by this guidance, adoption of this guidance will have no impact on the financial condition or operating results of UHC.

4)	Marketable Securities and Assets Limited As To Use
The following is a summary of marketable securities stated at fair value as of September 30, 2019 and 2018:

	September 30, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury Securities and obligations of U.S. Government corporations and agencies	$38,132,801	$1,152,290	$(1,790)	$39,283,301
Other government obligations	826,269	62,432	—	888,701
Other debt securities	517,661	63,471	—	581,132
Corporate debt securities	29,498,586	1,063,969	(14,428)	30,548,127
Commercial mortgage-backed securities	22,763,139	476,939	(30,863)	23,209,215
Residential mortgage-backed securities	21,684,567	230,473	(55,095)	21,859,945
Bank loan bonds	2,139,736	24,784	—	2,164,520
Small cap equity securities	22,508,945	2,141,326	(8,014,959)	16,635,312
Preferred securities	140,379	34,707	—	175,086
Equity mutual funds	20,404,083	7,435,061	—	27,839,144
Total marketable securities	$158,616,166	$12,685,452	$(8,117,135)	$163,184,483

	September 30, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury Securities and obligations of U.S. Government corporations and agencies	$20,872,430	$67	$(713,714)	$20,158,783
Municipal bonds	930,785	—	(28,673)	902,112
Other government obligations	1,642,926	30,010	(31,300)	1,641,636
Other debt securities	6,411,815	11,514	(154,164)	6,269,165
Corporate debt securities	41,250,357	227,445	(765,293)	40,712,509
Commercial mortgage-backed securities	29,485,869	59,380	(429,053)	29,116,196
Residential mortgage-backed securities	28,374,147	52,585	(1,034,353)	27,392,379
Small cap equity securities	31,905,501	23,438,578	(631,580)	54,712,499
Preferred securities	647,094	37,966	—	685,060
Equity mutual funds	40,275,262	34,109,914	—	74,385,176
Total marketable securities	$201,796,186	$57,967,459	$(3,788,130)	$255,975,515
In order to meet the deposit requirement described in Note 3, the following assets are limited as to use at September 30, 2019 and 2018:

	2019	2018
U.S. Treasury Note (3.125% due May 15, 2048)	$607,735	$493,340
Money market account	84,134	78,810
Assets limited as to use	$691,869	$572,150

The amortized cost and estimated fair value of marketable debt securities by contractual maturity date at September 30, 2019 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Due within one year or less	$831,250	$831,822
Due after one year through five years	34,210,054	34,607,281
Due after five years through ten years	22,453,432	22,875,250
Due after ten years	13,620,317	15,151,428
	71,115,053	73,465,781

Commercial mortgage-backed securities	22,763,139	23,209,215
Residential mortgage-backed securities	21,684,567	21,859,945
Total debt securities	$115,562,759	$118,534,941

Proceeds from the sale of available-for-sale securities aggregated $226,302,082 during the period ending September 30, 2019, resulting in gross realized gains of $33,695,385 and gross realized losses of $1,198,329. Proceeds from the sale of available-for-sale securities aggregated $50,542,921 during the period ending September 30, 2018, resulting in gross realized gains of $2,196,690 and gross realized losses of $765,492.

UHC has determined that the following amounts are temporarily impaired at September 30, 2019 and 2018 summarized by asset class and length of time that a security has been in a continuous unrealized loss position:

2019	Less Than 12 Months		12 Months or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury Securities and obligations of U.S. Government corporations and agencies	$611,844	$1,790	$—	$—	$611,844	$1,790
Corporate debt securities	1,932,093	—	775,498	14,428	2,707,591	14,428
Commercial mortgage-backed securities	3,157,453	26,831	384,948	4,032	3,542,401	30,863
Residential mortgage-backed securities	3,625,508	13,576	4,426,715	41,518	8,052,223	55,094
Total debt securities	9,326,898	42,197	5,587,161	59,978	14,914,059	102,175
Small cap equity securities	8,843,141	7,920,831	440,206	94,129	9,283,347	8,014,960
Total equity securities	8,843,141	7,920,831	440,206	94,129	9,283,347	8,014,960
	$18,170,039	$7,963,028	$6,027,367	$154,107	$24,197,406	$8,117,135

2018	Less Than 12 Months		12 Months or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury Securities and obligations of U.S. Government corporations and agencies	$14,713,947	$383,322	$5,438,932	$330,392	$20,152,879	$713,714
Municipal bonds	508,865	9,178	393,204	19,495	902,069	28,673
Other government obligations	1,030,260	31,300	—	—	1,030,260	31,300
Other debt securities	3,920,377	84,753	1,702,381	69,411	5,622,758	154,164
Corporate debt securities	21,957,592	505,179	6,516,644	260,115	28,474,236	765,294
Commercial mortgage-backed securities	16,593,775	217,073	5,714,918	211,979	22,308,693	429,052
Residential mortgage-backed securities	10,308,730	287,426	15,410,264	746,927	25,718,994	1,034,353
Total debt securities	69,033,546	1,518,231	35,176,343	1,638,319	104,209,889	3,156,550
Small cap equity securities	2,784,360	582,180	203,130	49,400	2,987,490	631,580
Total equity securities	2,784,360	582,180	203,130	49,400	2,987,490	631,580
	$71,817,906	$2,100,411	$35,379,473	$1,687,719	$107,197,379	$3,788,130
At September 30, 2019, 67 debt securities and 16 equity securities with unrealized losses of $59,978 and $94,129, respectively, were in a loss position for 12 months or more. At September 30, 2018, 240 debt securities and 5 equity securities with unrealized losses of $1,698,319 and $49,400, respectively, were in a loss position for 12 months or more. The unrealized losses on fixed maturity investments with continuous unrealized losses for less than twelve months were primarily due to a widening of credit spreads rather than a decline in credit quality. UHC believes, based on its analysis, that these securities are not other-than-temporarily impaired.
For the periods ended September 30, 2019 and 2018, there were no credit-related impairment charges recorded within the consolidated statements of operations. There were no non-credit related impairment charges in 2018 or 2017.

(5)	Derivative Instruments
UHC uses deferred settlement mortgages as a cost efficient way to invest in mortgage-backed securities. In this approach, the investor accepts delayed settlement on the purchase of mortgage-backed securities in return for a modest reduction in the price paid for those mortgage-backed securities. The price differential is directly related to the fact that the investor does not experience the higher yield typically offered by mortgage-backed securities relative to the interest rate earned on cash equivalents held for the period between normal settlement and the agreed upon deferred settlement.  Such deferred settlement mortgages are not designated as hedging instruments under ASC 815, Derivatives and Hedging. UHC reported net realized (losses)/gains from these securities of ($452,912) and $172,211, respectively, within realized gains from sale of investments, net on the consolidated statements of operations. There are no significant derivative instruments held at September 30, 2019 and 2018.

(6)	Fair Value Measurements
ASC 820-10 establishes a fair value hierarchy comprised of three priority levels, which are as follows:
Level 1 - Unadjusted quoted market prices for identical assets or liabilities in active markets.
Level 2 - Other observable inputs, either directly or indirectly, including:
•Quoted prices for similar assets/liabilities in active markets;
•Quoted prices for identical or similar assets in non-active markets;
•Inputs other than quoted prices that are observable for the asset/liability; and

•Inputs that are derived principally from or corroborated by other observable market data.

Level 3 - Unobservable inputs that cannot be corroborated by observable market data.
UHC uses quoted values and other data provided by an independent pricing service as inputs into its process for determining fair values of its investments. The pricing service obtains market quotations and actual transaction prices for securities that have quoted prices in active markets. For securities not actively traded, the pricing service prepares estimates of fair value measurements for those securities using its proprietary pricing applications which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. Additionally, the pricing service uses an Option Adjusted Spread model to develop prepayment and interest rate scenarios.
In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. As UHC is responsible for the determination of fair value in accordance with ASC 820-10, it has reviewed the pricing service inputs and levels and evaluated the appropriateness of the levels determined. UHC’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset.
UHC’s fixed maturity securities generally do not trade in an active market. The fair value estimates of such fixed maturity investments are based on observable market information rather than market quotes. Accordingly, the estimates of fair value for such fixed maturities as provided by the pricing service are included in the amount disclosed in Level 2 of the hierarchy.
UHC’s equity securities trade on a major exchange in an active market. Accordingly, such equity securities are disclosed in Level 1. The one exception is common stock obtained in 2016 and 2018 in connection with services provided for under a Development and Master Services Agreement. The value is based on unobservable inputs and represents the amount disclosed in Level 3.
There were no transfers between any levels of the fair value hierarchy during the periods ended September 30, 2019 or 2018. UHC’s policy is to recognize transfers between Levels as of the end of the reporting period.

The following is a table of the fair value measurements of UHC’s applicable assets by level within the fair value hierarchy as of September 30, 2019 and 2018:

	September 30, 2019
	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Fair Value
Marketable securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$—	$39,283,301	$—	$39,283,301
Municipal bonds	—	888,701	—	888,701
Other debt securities	—	581,132	—	581,132
Corporate debt securities	—	30,548,127	—	30,548,127
Commercial mortgage-backed securities	—	23,209,215	—	23,209,215
Residential mortgage-backed securities	—	21,859,945	—	21,859,945
Bank loan bonds	—	2,164,520	—	2,164,520
Small cap equity securities	16,505,312	—	130,000	16,635,312
Preferred securities	175,086	—		175,086
Equity mutual fund	27,839,144	—	—	27,839,144
Assets limited as to use:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	—	607,735	—	607,735
Total investment securities	$44,519,542	$119,142,676	$130,000	$163,792,218

	September 30, 2018
	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Fair Value
Marketable securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$—	$20,158,783	$—	$20,158,783
Municipal bonds	—	902,112	—	902,112
Other government obligations	—	1,641,636	—	1,641,636
Other debt securities	—	6,269,165	—	6,269,165
Corporate debt securities	—	40,712,509	—	40,712,509
Commercial mortgage-backed securities	—	29,116,196	—	29,116,196
Residential mortgage-backed securities	—	27,392,379	—	27,392,379
Small cap equity securities	54,614,999	—	97,500	54,712,499
Preferred securities	685,060	—		685,060
Equity mutual fund	74,385,176	—	—	74,385,176
Assets limited as to use:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	—	493,340	—	493,340
Total investment securities	$129,685,235	$126,686,120	$97,500	$256,468,855
The fair value of other financial instruments approximates their carrying values at September 30, 2019 and 2018 due to the short maturity of such instruments.
(7)    Premiums Receivable
Premiums receivable represents amounts due from DMS and CMS and consists of the following at September 30, 2019 and 2018:

	2019	2018
Membership premiums	$10,300,000	$11,523,300

Certain members are assigned to UHC with an effective date earlier than their assignment date. Based on past experience, UHC has estimated a receivable for premiums relating to those retroactive members that will be assigned to UHC in future periods with an effective date in the current or prior period.

(8)	Other Receivables

The following is a summary of other receivables as of September 30, 2019 and 2018:

	2019	2018
Pharmacy rebates receivable	$3,467,000	$8,097,999
Reinsurance receivable	84,033	2,222,712
Interest receivable	627,044	844,416
Receivable from Evolent Health, related party	1,324,768	1,039,579
Encounter penalties from TPAs	423,164	187,490
Note interest receivable	55,832	—
Other	388,796	138,238
	$6,370,637	$12,530,434

(9)    Land and Construction in Progress
Land and construction in progress consists of the following as of September 30, 2019 and 2018:

	2019	2018
Land	$5,700,000	$9,306,511
Construction in Progress	13,500,000	4,287,607
	$19,200,000	$13,594,118
Land represents parcels of property purchased for the future UHC corporate headquarters and health and well-being campus in West Louisville. The construction in progress is cost associated with the initial design phase of the project. On February 22, 2019, UHC announced that construction would be halting on the Health and Well-Being Campus.
(10)    Furniture and Equipment
Furniture and equipment consists of the following as of September 30, 2019 and 2018:

	2019	2018
Equipment and software	$6,020,310	$6,345,202
Furniture and fixtures	722,289	722,289
Leasehold improvements	446,352	446,352
Equipment and furniture under capital lease	159,202	159,202
	7,348,153	7,673,045
Less accumulated depreciation and amortization	5,761,952	5,085,068
	$1,586,201	$2,587,977
Depreciation and amortization expense charged to operations was $766,134 and $773,028 during the periods ended September 30, 2019 and 2018, respectively. Accumulated amortization of furniture and equipment under capital leases amounted to $159,202 at both September 30, 2019 and 2018, respectively.

(11)    Related-Party Transactions
UHC sponsors and affiliated entities provide health care services to UHC members at contracted rates. Estimated amounts incurred by UHC for services provided by UHC sponsors and affiliates for the periods ended September 30, 2019 and 2018 were approximately as follows:

	2019	2018
ULP	$51,813,000	$58,713,750
Norton	192,535,500	191,125,500
Jewish	59,949,000	72,337,500
UMC	99,771,750	93,213,000
Primary Care	5,199,750	7,794,000
At September 30, 2019 and 2018, accrued medical expenses include amounts due to the sponsors for unpaid medical and related services.
In May 2019, UHC issued a note payable under an agreement with Evolent, a related party. The related party note carries a fixed interest rate of 6.5% per annum and is required to be repaid, plus accrued interest, in single payment on July 1, 2025, the maturity date, or earlier, subject to regulatory approval. The related party note is required to be repaid out of the surplus in excess of UHC’s obligations to its policyholders, claimant and beneficiary claims and all other creditors. As of September 30, 2019, the outstanding principal balance of the related party note was $40,000,000 excluding accrued interest of approximately $737,000.

(12)	Transactions with Subcontractors
As discussed in Note 1, UHC contracts various administrative and benefit management functions to third party subcontractors. The schedule below lists the individual subcontracts, description of the services provided, and the associated administrative fees for each service provided reflected under Purchased Services within the consolidated statements of operations.

Subcontractor Name	Service Provided	2019	2018
Evolent, related party	Administrative and pharmacy	$81,181,512	$84,657,294
Beacon	Behavioral Health	5,436,844	5,420,465
Care Enroll	Administrative	1,204,627	1,808,780
HMS	Administrative	1,176,152	1,729,952
AMHP	Administrative	301,470	1,324,350
Health Integrated	Administrative	—	1,331,368
DST	Administrative	100,160	923,394
TMG	Administrative	1,032,814	255,196
		$90,433,579	$97,450,799
Evolent provides clinical, medical, and provider services to UHC under a contract which expires December 15, 2025. Effective October 1, 2017, Evolent also provides administrative services including Medicaid claims processing, enrollment services, and information technology. Evolent administers a pharmacy benefits management services contract with CVS which expires on August 31, 2020.
Beacon provides behavioral health benefit management services to UHC under a contact which expires on December 31, 2020.

Care Enroll provides member premium billing and payment processing services to UHC for assigned members of a Medicaid Waiver Program within the state of Kentucky through a five year contract that expires on August 24, 2022.
Prior to October 1, 2017, AMHP provided administrative services including Medicaid claims processing, enrollment services, and information technology. From October 1, 2017 through July 31, 2018, AMHP continued to provide certain run-out services.
Health Management Systems provided third party liability services to UHC through a contract with Evolent which auto renews each December. The current contract expires on December 31, 2019.
Health Integrated provides utilization and case management services to UHC through a contract that expired December 31, 2018. These services are provided by Evolent beginning January 1, 2019.
DST provided administrative services including Medicare claims processing, enrollment services, and information technology under a contract that was terminated by UHC on June 30, 2018. UHC has contracted with TMG Health Inc. to provide these same services for Medicare effective July 1, 2018 through a contract with an expiration date of December 31, 2023.

(13)	Accrued Medical Expenses
Activity in accrued medical expenses is summarized as follows:

	2019	2018
Balance, January 1	$161,854,944	$199,997,904

Incurred related to:
Current year	1,416,436,898	1,357,920,071
Prior years	(7,575,307)	464,271
Total incurred	1,408,861,591	1,350,584,342

Paid related to:
Current year	1,258,512,638	1,225,996,055
Prior years	160,268,638	169,452,829
Total paid	1,418,781,276	1,395,448,884
Balance, September 30	$151,935,259	$162,933,362
The medical expenses for prior years (decreased)/increased by a total of $(7,575,307) and $464,271 in during the periods ended September 30, 2019 and 2018, respectively, due to lower than anticipated medical cost and favorable utilization trends. These adjustments are generally the result of ongoing analysis and recent loss development trends. Original estimates are increased or decreased, as additional information becomes known regarding individual claims.
(14) Construction and New Market Tax Credit Debt
In the fourth quarter of 2018, UHC and Passport Health Solutions, LLC entered into debt arrangements totaling $107,110,000 (see details below) associated with the construction of a new UHC corporate headquarters to be located on approximately 20 acres in West Louisville and is secured by the UHC investment portfolio.

Old National Bank	$80,000,000
New Market Tax Credits	24,110,000
REINVESTMENT FUND, INC.	2,500,000
Community Foundation of Louisville	500,000
Total Debt	$107,110,000

A component of the financing arrangement requires UHC and Passport Health Solutions LLC to inject land and cash to meet a Cash Equity Requirement minimum of 15% (approximately $17,000,000) as detailed in the project budget approved by Old National Bank. This requirement was achieved through the 2017 and 2018 purchase of the West Louisville land, expenditures for construction in progress at the site, and funds set aside at the debt closing in a specific Old National Bank account to be used toward construction cost in 2019.
PHS I contracted to obtain New Markets Tax Credits available to entities investing in low to moderate income opportunity zones. Three Community Development Entities (CDEs) made loans to PHS I totaling $24,110,000. In exchange for the funding, PHS I makes quarterly interest only payments to each CDE beginning March 1, 2019 at an interest rate of 1.057%. When the project is complete in the opportunity zone as intended then $7,610,000 of the $24,110,000 CDE debt is forgiven. The three CDEs and amount of outstanding debt for each is listed below:

TRF NMTC Fund LXVI, LP	$8,500,000
NDC New Markets Investments XCIII, LLC	7,760,000
Telesis CDE 15, LLC	7,850,000
Total New Market Tax Credit Debt	$24,110,000
PHS I entered into a $2,500,000 revolving promissory note in 2018 with REINVESTMENT FUND, INC., a Pennsylvania non-profit corporation, at an interest rate of 7.42%. Interest only was payable on a monthly basis commencing on June 1, 2019 and would have continued through January 1, 2022. Commencing on February 1, 2022 the principal amount and interest would have been repaid in successive monthly installments of principal and interest each in an amount sufficient to amortize the principal amount over a hypothetical twenty-five (25) year term until paid in full at the final maturity date of December 19, 2022. There have been no draws against this loan and the promissory note was terminated during 2019.
UHC entered into a $16,500,000 Senior Leverage Loan with Old National Bank (provided in conjunction with the New Markets Tax Credits financing related to loans of $24,110,000). The loan included interest only monthly payments until maturity at September 19, 2025. This Senior Leverage Loan had a variable interest rate and was tied to an interest rate swap agreement which fixed the interest rate at 5.69%. The loan had debt covenants that required UHC to meet certain financial ratios such as annual global cash flow coverage, loan-to-value requirements, loan-to-cost requirements, minimum liquidity, and minimum account pledge balance. During 2019, the outstanding amounts of principal and interest on this loan were repaid due to being out of compliance with certain debt covenants. The interest rate swap had a current notional value of $16,500,000 with a fixed rate of 5.69% and spread of 2.40%. The swap maturity date was October 15, 2025. The terms of the swap equaled the terms of the debt which allowed for hedge effectiveness. Because the debt was repaid in 2019, the interest rate swap was also terminated. Previously capitalized debt issuance costs of $1,385,803 were written off during 2019 as a result of repaying the associated debt.
From the proceeds of the $16,500,000 loan with Old National Bank, UHC entered into a promissory note and transferred $16,475,150 to Passport Investment Fund, LLC which is affiliated with PNC New Market Investment Partners, LLC associated with PNC Bank. UHC will receive quarterly interest payments at a rate of 1.00% beginning March 10, 2019 and will continue through February, 2026. Beginning June 10, 2026, UHC will begin to receive quarterly interest and principal payment through the maturity date of March 1, 2048. Although the Old National Bank loan was repaid, this note receivable remains in place.

The final component of the Old National Bank debt structure was a $63,500,000 seven-year, draw down, construction converting to term loan. As UHC went through the construction process of the new corporate headquarters the initial debt funds to be expended are from the $24,110,000 New Market Tax Credits. Once those funds have been exhausted, then draws on the $63,500,000 draw down debt would have been utilized. Interest only payments at a variable rate began on January 15, 2019 and would have continued for 3 years when at that time monthly payments of principal and interest begin over the remaining 25 years of the debt ending December 15, 2046. During 2019, UHC was out of compliance with certain debt covenants tied to the Old National Bank loans and as a result, this loan was terminated (there had been no draws at the time of termination). This loan was tied to an interest rate swap agreement which fixed the interest rate at 5.69%. The interest rate swap had notional values that were projected to match the draws on the loan with a fixed rate of 5.69% and spread of 2.40%. The swap maturity date was December 15, 2046. The terms of the swap equaled the terms of the debt which allowed for hedge effectiveness. Because the debt was terminated in 2019, the interest rate swap was also terminated.
As of September 30, 2019, UHC had repaid the $500,000 loan agreement with the Community Foundation of Louisville for the purpose of providing a portion of the financing of the West Louisville Health and Well-Being Campus development. Quarterly interest payments in arrears at a 3% interest rate commenced on June 1, 2018 and would have continued for seven years at which time payments of principal and interest based on a 3-year amortization would have been due quarterly until maturity on the tenth anniversary of the note closing.

(15)	Reinsurance
UHC maintains reinsurance (stop-loss) coverage for hospital inpatient medical expenses with commercial insurance carriers. Under UHC’s policies relating to the Medicaid and Medicare programs, the maximum lifetime reinsurance indemnity under these policies is $3,000,000 for eligible hospital services for each insured member for Medicaid and $2,000,000 for eligible hospital services for each insured member for Medicare, subject to certain annual deductibles of $350,000 (increased to $400,000 effective November 1, 2018) for Medicaid and $275,000 for Medicare as stated in the agreements. The reinsurance coverage does not relieve UHC of its primary obligation to the policy members. Reinsurance premiums were $5,832,886 and $5,404,368 for the period ended September 30, 2019 and 2018, respectively. Reinsurance recoveries amounted to $2,545,713 and $1,825,906 for the periods ended September 30, 2019 and 2018, respectively.

(16)	401(k) Defined Contribution Plan and 457(b) Deferred Compensation Plan
UHC’s employees are eligible to participate in the University Health Care 401(k) Plan (401(k) Plan), a defined contribution plan covering substantially all employees of UHC. UHC matches employee contributions with an amount equal to 100% of such contribution up to 1% of the eligible employee’s salary, plus 50% of such contribution on the next 5% of the eligible employee’s salary. UHC’s expense for the 401(k) Plan was $278,971 and $289,946 for the periods ended September 30, 2019 and 2018, and is included in salaries and benefits on the accompanying consolidated statements of operations.
Effective April 1, 2016, UHC employees in the position of Director and above are eligible to participate in the University Health Care 457(b) Plan, a deferred compensation plan. The plan does not provide for an employer matching contribution.
(17)    Lease Commitments
UHC has two non-cancelable operating leases for office space. The first lease involves a regional office in eastern Kentucky where the lease expires on February 28, 2021. The second lease covers the primary UHC office space which expires on June 30, 2021. UHC is also responsible for real estate taxes, utilities, and all other expenses associated with the operation of its leased office space. Recognition of lease expense on a straight‑line basis in accordance with ASC 840‑20‑25‑1, Leases, results in deferred rent of $44,158 and $47,950 at September 30, 2019 and 2018, respectively, which is included in other liabilities on the accompanying balance sheets. Pursuant to a sublease on the primary UHC office space, UHC acquired equipment and furniture under capital lease (note 10).

Future minimum rental commitments under these non-cancellable lease agreements are as follows:

Operating Leases
Year ending December 31:
2019	$309,305
2020	1,245,400
2021	669,343
2022	109,699
2023	16,672
Minimum lease commitments	$2,350,419
Total rent expense for noncancelable operating leases amounted to $1,210,897 and $1,245,286 during the periods ended September 30, 2019 and 2018, respectively, which is included within other administrative and general on the accompanying consolidated statements of operations.

(18)	Commitments and Contingencies
In the ordinary course of business, UHC is involved in and is subject to claims, contractual disputes with providers and other uncertainties. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on UHC’s financial condition or results of operations.
Due to the nature of its business, UHC is subject to audit by various state and federal agencies.  In the opinion of management, any findings or recommendations resulting from these audits will not have a material adverse effect on UHC’s financial condition or results of operations.
UHC maintains professional liability coverage with a commercial insurance carrier for certain claims with limits of $10,000,000 per occurrence and $10,000,000 in the aggregate. Professional liability policies are on a claims-made basis and must be renewed or replaced with equivalent insurance if claims incurred during their term but asserted after their expiration are to be insured. No events were reported under any of these policies in the periods ended September 30, 2019 and 2018.

(19)	Subsequent Events
On December 30, 2019, the first phase of the Acquisition closed, whereby, in accordance with the Asset Purchase Agreement (APA), UHC sold net assets to Passport Health Plan, Inc. (f/k/a Justify Holdings, Inc.), a subsidiary of Evolent (PHP). The net assets transferred by UHC in this phase were related primarily to the Medicaid-related assets and liabilities. Of the $70,000,000 cash consideration, approximately $54,000,000 was transferred by PHP to the sponsors of UHC and approximately $16,000,000 was deposited by Evolent in an escrow account as funds set aside until subsequent phases of the Acquisition close in 2020. In addition to the $70,000,000 cash consideration, the sponsors of UHC received 30% ownership of PHP, valued at $30,000,000, for an enterprise valuation of $100,000,000.
In November 2019, UHC was notified that it was not awarded a Medicaid contract for the period beginning on July 1, 2020. Subsequent thereto, UHC (among others) filed appeals with DMS, resulting in a reversal of that decision. In January 2020, DMS issued a new request for proposal (RFP) for Medicaid services. The resulting contract would begin January 1, 2021 and continue for four years. In addition, organizations could receive extensions of the contract for an additional six (6) two-year periods. Responses to the RFP are due in February 2020.
Management has evaluated events and transactions occurring subsequent to the balance sheet date through the date of the Independent Auditor’s Report which represents the date which the financial statements were available to be issued, for potential recognition and disclosure. There are no additional events or transactions that meet the definition of a recognized or nonrecognized subsequent event under the scope of ASC 855-10, Subsequent Events, and, therefore, no additional recognition or disclosure in the financial statements is required.

(20)	Going Concern
Current year operating losses, uncertainty in regard to the DMS RFP, and the level of capital and surplus relative to certain risk based capital thresholds are current events and conditions that indicate it is possible that UHC will be unable to meet its obligations as they become due within one year after the date the consolidated financial statements are issued. Due to the events described above, without further developments, there is doubt about the ability of UHC to continue as a going concern. However, as more fully described in Notes 1 and 19, UHC has entered into an APA with PHP whereby management believes the ongoing operations for Medicaid, Medicare, and the construction of the West Louisville headquarters are to be able to continue as a going concern.  While the net assets are considered held for sale as part of the discontinued operations, the accompanying consolidated financial statements were prepared assuming UHC will continue as a going concern, which contemplates the realization of assets and the liquidity of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

21) Discontinued Operations
In conjunction with the Acquisition (Notes 1, 20), substantially all of UHC’s operations and the related assets and liabilities are considered discontinued operations. The Acquisition is expected to close in 3 phases. The first phase has occurred subsequent to September 30, 2019, but prior to the issuance of the consolidated financial statements (Note 20). The second phase is expected to close in the first or second quarter of 2020, and is contingent on the redeployment and repayment of the CDE debt and related items as more fully described in Note 14. Once the redeployment and repayment occurs, the net assets associated with the West Louisville building project will be transferred from UHC to PHP and the approximate $16,000,000 being set aside in escrow will be released and paid to the sponsors of UHC. The third phase of the Acquisition is expected to close in the fourth quarter of 2020, and is contingent on the approval of CMS for PHP to be certified to provide prepaid health care services, including Medicare Part D prescription drug coverage, through a MA-SNP plan.